Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Atlas Air Worldwide Holdings, Inc. of our report dated February 24, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Atlas Air Worldwide Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 21, 2020